Exhibit 23.7

CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Bernard Peters, BEng (Mining), FAusIMM, and the information listed below that I reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Registration Statement on Form F-1 (the “Form F-1”), filed with the United States Securities and Exchange Commission. I am a “Qualified Person” as defined in Regulation S-K 1300.

I have reviewed and approved the following:

●	The Form F-1 section titled: ‘The Description of The Kabanga Project’.

●	The Technical Report Summary titled “Kabanga 2023 Mineral Resource Update Technical Report Summary” effective November 30, 2023 (the “Technical Report Summary”).

I consent to the public filing and use of the Technical Report Summary as an exhibit to the Form F-1.

Dated this 28th day of March, 2024.

Yours sincerely,

/s/ “B F Peters”
Bernard Peters, BEng (Mining), FAusIMM
Technical Director – Mining
OreWin Pty Ltd